Hims, Inc.
2269 Chestnut St. #523 San Francisco, CA 94123
April 20, 2025 Nader Kabbani
Re:    Offer Letter and Employment Terms

Dear Nader,

1.Position. HIMS, INC., and/or any of its past, present, and future parent companies, subsidiaries, predecessors, successors, affiliates, and acquisitions (the “Company”) is pleased to offer you the position of Chief Operating Officer, on the following terms.
Per the Company’s Remote First Policy, you will work from your home office, currently located in Seattle, WA, beginning on or about May 19, 2025. You further understand and agree that if you intend to move your home office, you will notify the Company promptly to discuss and determine any changes that may need to be administered as a result.

2.Base Salary. Your starting annual base salary will be $500,000, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (approximately every two weeks after your Start Date).
3.Signing Bonus. The Company will advance you a signing bonus in the amount of
$1,000,000, less payroll deductions and withholdings, payable on your first paycheck with the company. The Signing Bonus will only be earned if you remain in continuous employment through the date that is twelve (12) months after your Start Date. In the event that you voluntarily terminate your employment with the Company on or prior to the date that is twelve (12) months after your Start Date, you agree to repay to the Company a monthly pro-rated share of the Signing Bonus not earned based on time served, such repayment to occur within thirty (30) days of the date of your termination, and further provided that the Signing Bonus repaid to the Company shall be the net amount of Signing Bonus (e.g. the gross amount less applicable taxes and deductions) actually received by you.

4.Discretionary Bonus. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 75% of your annual Base Salary paid out once yearly promptly after December 31st of each year, but in no event later than February 28th of the following year. This bonus is not guaranteed and will be based on your performance and the success of the Company. You must remain employed on the payment date to receive any such bonus.
Equity. Subject to approval by the Company’s Board of Directors or an authorized committee thereof (the “Board”), the Company anticipates granting you restricted stock units with a grant date value of USD $8,000,000 with a grant date as determined by the Board and with such number of restricted stock units determined using the calculation methodology approved by the Board (the “RSU Grant”). The anticipated RSU Grant will be governed by the terms and conditions of the Company’s equity incentive plan (the “Plan”) and your restricted stock unit agreement (the “Grant Agreement”), and will be subject to vesting as follows: a four-year vesting schedule, under which 25% of your RSU

Grant will vest on the first Company Quarterly Vesting Date (as defined below) occurring on or following the one-year anniversary of the Vesting Commencement Date (defined as the first Company Quarterly Vesting Date on or following your date of hire), and the remaining 75% of the RSU Grant will vest in equal quarterly installments over the following 3 years, on the specified vesting dates of March 15, June 15, September 15, and December 15 (each, a “Company Quarterly Vesting Date”) occurring thereafter, until either the RSU Grant is fully vested or your continuous service terminates, whichever occurs first. For reference only, the Board generally meets on a quarterly basis to approve routine new-hire equity awards and determine the grant date and calculation methodology for such awards.
Additionally, starting in 2026 and for each year thereafter, you will be eligible for an equity refresh grant in the amount of $4,000,000 (in RSUs, performance-based RSUs, some combination thereof, or any other form of equity approved by the Board). Any such equity refresh grant shall vest in accordance with the schedule approved by the Board and be subject to any other terms as approved by the Board, in each case at the time grant. For the avoidance of doubt, you will not be eligible for an equity refresh grant in 2025.
5.Benefits. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request.
6.Paid Time Off. As further described in the Company Employee Handbook, the Company currently does not provide accrued vacation for a specific amount per year but rather offers a flexible time off policy that allows you to take time off for rest and relaxation, family needs, personal needs, and short-term sickness as needed with advanced approval when foreseeable and consistent with your job duties and responsibilities. This policy is also intended to comply with any applicable paid sick leave laws at the state or local leave and, as such, may be used for all reasons provided for paid sick leave under those laws. Since paid time off is not accrued, “unused” time is not carried over from one year to the next nor paid out upon termination. Please consult the Paid Time Off policy in the Employee Handbook for further details.
7.Severance Benefits:
If you are subject to an Involuntary Termination (as defined in the applicable Severance Agreement) which occurs other than during the Change of Control Period (as defined below), subject to satisfaction of certain conditions in the applicable Severance Agreement, you will be entitled to the following severance benefits during the nine-month period immediately following your Separation (as defined in the applicable Severance Agreement): (a) continued payment of an amount equal to your monthly base salary; (b) continued payment of the employer’s monthly portion of health insurance premiums under COBRA (assuming you properly and timely elects to continue health insurance coverage under COBRA) for you and your eligible dependents until the earliest of (1) the end of the 9-month period, (2) the expiration of your continuation coverage under COBRA or (3) the date when you becomes eligible for substantially equivalent health insurance coverage in connection with new employment; (c) continued payment of an amount equal to 1/12th of your annual target bonus (assuming achievement at 100% of goals) each month during the 9-month period; and (d) unless the Company provides otherwise when an equity award is granted, accelerated vesting (and, if applicable, exercisability) as if you had completed additional months of continuous service equal to the 9-month period after Separation; provided, however, that in the case of equity awards subject to performance conditions, such equity awards will become vested (and, if applicable, exercisable) if and only if the applicable performance conditions are satisfied during the 9-month period following your Separation.

For avoidance of doubt, if you are subject to an Involuntary Termination pursuant to this section, the portion of your then-outstanding and unvested (and, if applicable, unexercisable) equity awards subject to performance-based vesting that is eligible to vest (and become exercisable) pursuant to clause (d) will remain outstanding during the 9-month period after Separation, so that any additional benefits due pursuant to clause (d) may be provided if the performance conditions are satisfied during the 9-month period, provided further that in no event will any of your equity awards remain outstanding beyond the award’s maximum term.
a) If you are subject to an Involuntary Termination which occurs during the period (the “Change of Control Period”) beginning 3 months prior to and ending on the date that is12 months following a Change in Control (as defined in the applicable Severance Agreement), subject to satisfaction of certain conditions in the applicable Severance Agreement, you will be entitled to the following severance benefits during the twelve-month period immediately following your Separation (as defined in the applicable Severance Agreement): (a) continued payment of an amount equal to your monthly base salary; (b) continued payment of the employer’s monthly portion of health insurance premiums under COBRA (assuming you properly and timely elects to continue health insurance coverage under COBRA) for you and your eligible dependents until the earliest of (1) the end of the 12-month period, (2) the expiration of your continuation coverage under COBRA or (3) the date when you becomes eligible for substantially equivalent health insurance coverage in connection with new employment; (c) continued payment of any amount equal to 1/12th of your annual target bonus (subject to achievement at 100% of goals) each month during the 12-month period; and (d) unless the Company provides otherwise when an equity award is granted, and provided that such equity awards remain outstanding following such Change in Control, one hundred percent of the unvested portion of each outstanding equity award that you hold as of the Involuntary Termination will vest, and if applicable, become exercisable; provided, however, that in the case of equity awards subject to performance conditions, such equity awards will become vested (and, if applicable, exercisable) if and only if the applicable performance conditions are satisfied during the 12-month period following your Separation. For avoidance of doubt, if you are subject to an Involuntary Termination pursuant to this section, the portion of your then-outstanding and unvested (and, if applicable, unexercisable) equity awards subject to performance-based vesting that is eligible to vest (and become exercisable) pursuant to clause (d) will remain outstanding during the 12-month period after Separation, so that any additional benefits due pursuant to clause (d) may be provided if the performance conditions are satisfied during the 12-month period, provided further that in no event will any of your equity awards remain outstanding beyond the award’s maximum term.
b) The severance benefits described in this Section 8 are subject to satisfaction of certain conditions set forth in the applicable Severance Agreement, including your execution and return of a general release of all claims that you may have against the Company or persons affiliated with the Company in the form prescribed by the Company, without alterations, before the deadline specified in the applicable Severance Agreement.

8.Obligations. As a Company employee, you will be expected to abide by Company rules and policies, and as a condition of employment, you must review and acknowledge receipt of the Company’s Employee Handbook. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the CEO, from serving on the boards of directors of companies that are not competitors to the Company or any of its affiliates, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company.

9.Employee Confidential Information and Inventions Assignment Agreement. As a condition of employment, you must sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. Furthermore, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

10.At-Will Employment Relationship and Company policies. Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without reason or advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

11.Background Check & Employment Authorization. This offer is contingent upon a successful completion of a background check, including criminal records background in accordance with federal, state and local laws and employment history. In addition, please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

12.Arbitration Agreement and Class Action Waiver. As a condition of employment, you are required to sign and comply with the Company’s Arbitration Agreement, a copy of which is attached hereto as Exhibit A. As described further in the Arbitration Agreement, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that
(i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration to the extent permitted by law, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery and (v) the parties agree to resolve all disputes on an individual basis only, and not as a class or collective action as further described in the Arbitration Agreement.

13.This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, the Arbitration Agreement, and the Employee Handbook, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and return this letter to me by April 25, 2025, if you wish to accept employment at the Company under the terms described above.

We believe you will find working with us to be incredibly rewarding and we look forward to working closely with you. Please do not hesitate to contact us, should you have any questions regarding these or other matters.
Sincerely,

/s/ Andrew Dudum         4/20/2025
Andrew Dudum, CEO        Date Signed

I have read the above and understand and accept this offer.

/s/ Nader Kabbani         4/22/2025
Nader Kabbani            Date Signed